EXHIBIT 99.1

Community West Bancshares Earnings Increase 31% to $4.0 Million, or $0.45 Per Diluted Share, in 1Q22 Compared to 1Q21; Declares Increased Quarterly Cash Dividend of $0.075 Per Common Share

GOLETA, Calif., April 29, 2022 (GLOBE NEWSWIRE) -- Community West Bancshares (“Community West” or the “Company”), (NASDAQ: CWBC), parent company of Community West Bank (the “Bank”), today reported net income increased 31.1% to $4.0 million, or $0.45 per diluted share, for the first quarter of 2022, compared to $3.0 million, or $0.35 diluted share, for the first quarter of 2021, and increased 36.8% compared to $2.9 million, or $0.33 per diluted share, for the fourth quarter of 2021.

The increase in earnings during the first quarter of 2022, compared to the fourth quarter of 2021, included a $549,000 tax exempt payout on a bank owned life insurance (“BOLI”) policy and collection and legal expense recovery of $992,000 as a result of a legal settlement. Results for the first quarter of 2022 reflect lower interest and fees on Small Business Administration (“SBA”) Paycheck Protection Program (“PPP”) loans compared to the prior quarter and the year ago quarter, due to slowing PPP loan forgiveness as the program nears its conclusion.

The Company’s Board of Directors declared a quarterly cash dividend of $0.075 per common share, payable May 31, 2022 to common shareholders of record on May 13, 2022.

“We generated solid earnings for the first quarter, highlighted by top-and bottom-line revenue growth, steady year-over-year deposit growth and improved operating efficiencies,” stated Martin E. Plourd, Chief Executive Officer. “Return on average assets, return on average common equity and our efficiency ratio all improved as we continue to deepen our presence throughout California’s Central Coast. The success of our client outreach during the current quarter, including the new banking relationships brought over throughout the PPP process, generated increased income. Our net interest margin also improved on a linked quarter basis, primarily due to higher yields on interest earning assets. With the recent and anticipated rate increases by the Federal Reserve, we anticipate continued improvement in our net interest margin in future periods.”

First Quarter 2022 Financial Highlights:

  Net income increased 36.8% to $4.0 million, or $0.45 per diluted share in the first quarter, compared to $2.9 million, or $0.33 per diluted share in fourth quarter 2021, and increased 31.1% compared to $3.0 million, or $0.35 per diluted share in first quarter 2021.
  Net interest income was $10.7 million for first quarter 2022 and fourth quarter 2021, and $10.0 million in first quarter 2021.
  Net interest margin was 3.86% for the first quarter, compared to 3.77% in fourth quarter 2021, and 4.19% in first quarter 2021.
  Return on Average Assets was 1.39%, compared to 0.99% in fourth quarter 2021, and 1.22% in first quarter 2021.
  Return on Average Equity was 15.52%, compared to 11.42% in fourth quarter 2021, and 13.48% in first quarter 2021.
  The Company recorded a negative provision for loan loss expense for the first quarter of $284,000 compared to a provision expense of $26,000 in the prior quarter, and a $173,000 negative provision expense in the first quarter of 2021.
  The Allowance for Loan Losses (“ALL”) was 1.22% of total loans held for investment at March 31, 2022, and 1.23% of total loans held for investment, excluding the $7.5 million of Paycheck Protection Program (“PPP”) loans which are 100% guaranteed by the Small Business Administration (“SBA”).*
  Non-interest-bearing demand deposits increased $16.2 million to $226.1 million at March 31, 2022, compared to $209.9 million at December 31, 2021, and increased $29.5 million compared to $196.6 million at March 31, 2021.
  Book value per common share increased to $12.07 at March 31, 2022, compared to $11.72 at December 31, 2021, and $10.77 at March 31, 2021.
  The Bank’s Tier 1 leverage ratio was 8.88% at March 31, 2022, compared to 8.56% at December 31, 2021, and 8.97% at March 31, 2021.
  Net non-accrual loans improved to $536,000 at March 31, 2022, compared to $565,000 at December 31, 2021, and $1.8 million at March 31, 2021.

*Non GAAP

Income Statement

Net interest income totaled $10.7 million in first quarter 2022, and in the preceding quarter, and was $10.0 million in first quarter of 2021. The Company recognized $399,000 of income in net fees related to PPP loans during first quarter, compared to $552,000 of income in net fees during fourth quarter 2021, and $1.1 million in the first quarter 2021. As of March 31, 2022, there was $107,000 remaining in net unrecognized fees related to PPP loans that will be recognized as income through amortization or once the loans are paid off or forgiven by the SBA.

Net interest margin was 3.86% for first quarter 2022, a nine-basis point increase compared to the fourth quarter of 2021, and a 33-basis point contraction compared to first quarter of 2021. “Higher yields on loans and proactive deposit cost management contributed to net interest margin expansion for the first quarter of 2022,” said Richard Pimentel, Chief Financial Officer. The cost of funds for the first quarter decreased one-basis point to 0.30%, compared to 0.31% for the fourth quarter, and improved by 16-basis points compared to 0.46% for the first quarter of 2021. PPP loans, including fees, accounted for 10 basis points of net interest margin for the first quarter compared to 10-basis points in the fourth quarter, and 9 basis points in the first quarter of 2021.

Non-interest income totaled $1.3 million in first quarter, compared to $944,000 in fourth quarter, and $897,000 in first quarter of 2021. The increase during first quarter 2022 included a $549,000 tax exempt payout on a BOLI policy. Other loan fees were $246,000 for first quarter, compared to $343,000 in fourth quarter and $313,000 in first quarter of 2021. Gain on sale of loans was $60,000 in first quarter, compared to $109,000 in fourth quarter of 2021 and $118,000 in first quarter of 2021.

Non-interest expense totaled $7.0 million in first quarter, compared to $7.7 million in fourth quarter, and $6.9 million in first quarter of 2021. The decrease in non-interest expense for first quarter 2022, compared to the prior quarter, reflects collection and legal expense recovery of $992,000 as a result of a legal settlement. Salaries and employee benefits, the Company’s largest component of non-interest expense, decreased $19,000 compared to fourth quarter 2021, and increased $300,000 compared to first quarter 2021. The Company’s efficiency ratio improved to 57.97% for first quarter, compared to 65.23% for fourth quarter 2021, and 62.71% for first quarter 2021. The Company continues to focus on expense control and gaining efficiencies through use of technology and process improvement.

Balance Sheet

Total assets decreased $20.4 million, or 1.8%, to $1.14 billion at March 31, 2022, compared to $1.16 billion, at December 31, 2021, and increased $118.6 million, or 11.6%, compared to $1.02 billion, at March 31, 2021. Total loans decreased by $1.8 million, to $890.3 million at March 31, 2022, compared to $892.1 million, at December 31, 2021, and increased $2.5 million compared to $887.8 million, at March 31, 2021. Total loans, excluding PPP loans, increased $12.0 million during the quarter and increased $89.5 million compared to March 31, 2021.

Commercial real estate loans outstanding (which include SBA 504, construction and land) were up 20.8% from year ago levels to $492.2 million at March 31, 2022, and comprise 55.3% of the total loan portfolio. Manufactured housing loans were up 5.4% from year ago levels to $300.0 million and represent 33.7% of total loans. Commercial loans (which include agriculture loans) were down 9.2% from year ago levels to $70.5 million and represent 7.9% of the total loan portfolio. As of March 31, 2022, the Company had 35 PPP loans totaling $7.5 million remaining on its balance sheet from both the first and second rounds of PPP funding. PPP loans of $7.5 million represent less than one percent of total loans at March 31, 2022, down from $21.3 million at December 31, 2021, and $94.5 million at March 31, 2021.

Total deposits decreased $24.4 million, or 2.6%, to $925.7 million at March 31, 2022, compared to $950.1 million at December 31, 2021, and increased $121.2 million, or 15.1%, compared to $804.5 million at March 31, 2021. Non-interest-bearing demand deposits were $226.1 million at March 31, 2022, a $16.2 million increase compared to $209.9 million at December 31, 2021, and a $29.5 million increase compared to $196.6 million at March 31, 2021. Interest-bearing demand deposits decreased $33.3 million to $504.2 million at March 31, 2022, compared to $537.5 million at December 31, 2021, and increased $63.7 million compared to $440.5 million at March 31, 2021. Certificates of deposit, which include brokered deposits, decreased $7.8 million during the quarter to $171.2 million at March 31, 2022, compared to $179.1 million at December 31, 2021, and increased $23.7 million compared to $147.5 million at March 31, 2021.

Stockholders’ equity increased to $104.8 million at March 31, 2022, compared to $101.4 million at December 31, 2021, and $91.8 million at March 31, 2021. Book value per common share increased to $12.07 at March 31, 2022, compared to $11.72 at December 31, 2021, and $10.77 at March 31, 2021.

Credit Quality

“Credit quality metrics continue to improve during the quarter, with a substantial decrease in net-nonaccrual loans compared to a year ago,” said Plourd. “We continue to closely monitor our loan portfolio and have elevated credit monitoring structures in place. Our conservative loan grading system for managing potential problem loans early has helped to keep us from incurring losses, and is reflective in our historic low loss ratio.”

At March 31, 2022, asset quality reflected improvement due to positive loan risk rating migrations during the first quarter. Total classified loans and net non-accrual loans decreased year-over-year due to improvements in the loan portfolio and payoffs in these categories. All loans rated “Watch” or worse are monitored monthly and proactive measures are taken when any signs of deterioration to the credit are discovered. Net loan recoveries totaled $427,000 during the first quarter of 2022, compared to net loan recoveries of $96,000 in the preceding quarter and net loan recoveries of $212,000 in first quarter 2021.

The Company recorded a negative provision expense of $284,000 in first quarter compared to a provision expense of 26,000 in fourth quarter 2021, and a negative provision expense of $173,000 in first quarter 2021. The allowance for loan losses was $10.5 million, or 1.22% of total loans held for investment, at March 31, 2022, and 1.23% of total loans held for investment excluding PPP loans. Net non-accrual loans, plus net other assets acquired through foreclosure, decreased 5.1% to $2.9 million at March 31, 2022, compared to $3.1 million at December 31, 2021, and decreased 33.5% compared to $4.4 million at March 31, 2021.

There was $536,000 in net non-accrual loans as of March 31, 2022, compared to $565,000 at December 31, 2021, and $1.8 million at March 31, 2021. Of the $536,000 of net non-accrual loans at March 31, 2022, $1,000 were SBA 504 loans, $286,000 were manufactured housing loans, and $249,000 were single family real estate loans.

There was $2.4 million in other assets acquired through foreclosure as of March 31, 2022, compared to $2.5 million at December 31, 2021, and $2.6 million at March 31, 2021. The majority of this balance relates to one property in the amount of $2.3 million.

Stock Repurchase Program

On August 27, 2021, the Company announced that its Board of Directors had extended the stock repurchase plan until August 31, 2023. The Company did not repurchase shares during the first quarter of 2022, leaving $1.4 million available under the previously announced repurchase program.

Company Overview

Community West Bancshares is a financial services company with headquarters in Goleta, California. The Company is the holding company for Community West Bank, the largest publicly traded community bank serving California’s Central Coast area of Ventura, Santa Barbara and San Luis Obispo counties. Community West Bank has seven full-service California branch banking offices in Goleta, Santa Barbara, Santa Maria, Ventura, San Luis Obispo, Oxnard and Paso Robles. The principal business activities of the Company are Relationship Banking, Manufactured Housing lending and Government Guaranteed lending.

Industry Accolades

Community West was named to Piper Sandler’s Bank and Thrift Sm-All Stars – Class of 2021. This award recognized Community West as one of the top 35 best performing small capitalization institutions from a list of publicly traded banks and thrifts in the U.S. with market capitalizations less than $2.5 billion.

Community West Bank was awarded a “Super Premier Performance” rating by The Findley Reports. For 52 years, The Findley Reports has been recognizing the financial performance of banking institutions in California and the Western United States. Community West Bank is rated 5-star Superior by Bauer Financial.

Safe Harbor Disclosure

This release contains certain forward-looking statements about the Company and the Bank that are intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. Statements that are not historical or current facts, including statements about future financial and operational results, expectations, or intentions are forward-looking statements. Such statements reflect management's current views of future events and operations. These forward-looking statements are based on information currently available to the Company as of the date of this release. It is important to note that these forward-looking statements are not guarantees of future performance and involve and are subject to significant risks, contingencies, and uncertainties, many of which are difficult to predict and are generally beyond our control including, but not limited to, risks from the COVID-19 pandemic, the strength of the United States economy in general and of the local economies in which we conduct operations, the effect of, and changes in, trade, monetary and fiscal policies and laws, including changes in interest rate policies of the Board of Governors of the Federal Reserve System, inflation, weather, natural disasters, climate change, increased unemployment, deterioration in credit quality of our loan portfolio and/or the value of the collateral securing the repayment of those loans, reduction in the value of our investment securities, the costs and effects of litigation and of adverse outcomes of such litigation, the cost and ability to attract and retain key employees, a breach of our operational or security systems, policies or procedures including cyber-attacks on us or third party vendors or service providers, regulatory or legal developments, United States tax policies, including our effective income tax rate, and our ability to implement and execute our business plan and strategy and expand our operations as provided therein. Actual results may differ materially from those set forth or implied in the forward-looking statements as a result of a variety of factors including the risk factors contained in documents filed by the Company with the Securities and Exchange Commission and are available in the “Investor Relations” section of our website, https://www.communitywest.com/sec-filings/documents/default.aspx. The Company is under no obligation (and expressly disclaims any obligation) to update or alter such forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

COMMUNITY WEST BANCSHARES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in 000's, except per share data)

	March 31,	December 31,	March 31,
	2022	2021	2021

Cash and cash equivalents	$2,043	$1,621	$2,607
Interest-earning deposits in other financial institutions	191,145	206,754	71,128
Investment securities	21,805	22,774	21,570
Loans:
Commercial	70,480	72,423	77,579
Commercial real estate	492,181	480,801	407,336
SBA	8,403	8,580	11,566
Paycheck Protection Program (PPP)	7,504	21,317	94,507
Manufactured housing	299,969	297,363	284,583
Single family real estate	8,824	8,663	10,845
HELOC	3,475	3,579	3,846
Other (1)	(528)	(643)	(2,414)
Total loans	890,308	892,083	887,848

Loans, net
Held for sale	24,193	23,408	29,767
Held for investment	866,115	868,675	858,081
Less: Allowance for loan losses	(10,547)	(10,404)	(10,233)
Net held for investment	855,568	858,271	847,848
NET LOANS	879,761	881,679	877,615

Other assets	41,849	44,224	45,102

TOTAL ASSETS	$1,136,603	$1,157,052	$1,018,022

Deposits
Non-interest-bearing demand	$226,073	$209,893	$196,617
Interest-bearing demand	504,209	537,508	440,502
Savings	24,239	23,675	19,858
Certificates of deposit ($250,000 or more)	13,197	17,612	20,072
Other certificates of deposit	158,022	161,443	127,472
Total deposits	925,740	950,131	804,521
Other borrowings	90,000	90,000	105,000
Other liabilities	16,035	15,546	16,710
TOTAL LIABILITIES	1,031,775	1,055,677	926,231

Stockholders' equity	104,828	101,375	91,791
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY
	$1,136,603	$1,157,052	$1,018,022

Common shares outstanding	8,682	8,650	8,524

Book value per common share	$12.07	$11.72	$10.77

(1) Includes consumer, other loans, securitized loans, and deferred fees

COMMUNITY WEST BANCSHARES
CONDENSED CONSOLIDATED INCOME STATEMENTS
(unaudited)
(in 000's, except per share data)

	Three Months Ended
	March 31,	December	September	June 30,	March 31,
	2022	31, 2021	30, 2021	2021	2021
Interest income
Loans, including fees	$11,194	$11,258	$11,576	$11,433	$10,856
Investment securities and other	306	279	259	218	199
Total interest income	11,500	11,537	11,835	11,651	11,055

Deposits	570	614	708	771	742
Other borrowings	194	206	198	194	271
Total interest expense	764	820	906	965	1,013
Net interest income	10,736	10,717	10,929	10,686	10,042
Provision (credit) for loan losses	(284)	26	7	(41)	(173)
Net interest income after provision for loan losses	11,020	10,691	10,922	10,727	10,215
Non-interest income
Other loan fees	246	343	383	310	313
Gains from loan sales, net	60	109	118	130	118
Document processing fees	101	123	145	138	106
Service charges	88	84	77	74	67
Other	796	285	317	220	293
Total non-interest income	1,291	944	1,040	872	897
Non-interest expenses
Salaries and employee benefits	4,865	4,884	4,478	4,379	4,565
Occupancy, net	997	893	802	780	779
Professional services	399	441	434	430	340
Data processing	310	251	292	332	340
Depreciation	183	186	191	198	205
FDIC assessment	171	146	127	121	91
Advertising and marketing	258	198	189	164	183
Stock-based compensation	92	129	63	58	68
Other	(304)	478	284	207	289
Total non-interest expenses	6,971	7,606	6,860	6,669	6,860
Income before provision for income taxes	5,340	4,029	5,102	4,930	4,252
Provision for income taxes	1,380	1,135	1,467	1,379	1,231
Net income	$3,960	$2,894	$3,635	$3,551	$3,021
Earnings per share:
Basic	$0.46	$0.34	$0.42	$0.42	$0.36
Diluted	$0.45	$0.33	$0.41	$0.41	$0.35

	Three Months Ended			Three Months Ended			Three Months Ended
	March 31, 2022			December 31, 2021			March 31, 2021
	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost	Average Balance	Interest	Average Yield/Cost
Interest-Earning Assets
Federal funds sold and interest-earning deposits	$205,815	$109	0.21%	$210,293	$85	0.16%	$71,287	$39	0.22%
Investment securities	26,897	197	2.97%	27,661	194	2.78%	25,892	160	2.51%
Loans (1)	894,539	11,194	5.08%	888,519	11,258	5.03%	875,766	10,856	5.03%
Total earnings assets	1,127,251	11,500	4.14%	1,126,473	11,537	4.06%	972,945	11,055	4.61%
Nonearning Assets
Cash and due from banks	2,161			2,154			2,076
Allowance for loan losses	(10,615)			(10,314)			(10,230)
Other assets	39,138			39,596			39,820
Total assets	$1,157,935			$1,157,909			$1,004,611
Interest-Bearing Liabilities
Interest-bearing demand deposits	$519,454	$319	0.25%	$523,212	$343	0.26%	$410,615	$481	0.48%
Savings deposits	23,931	16	0.27%	22,248	18	0.32%	19,327	21	0.44%
Time deposits	175,448	235	0.54%	181,638	253	0.55%	173,541	240	0.56%
Total interest-bearing deposits	718,833	570	0.32%	727,098	614	0.34%	603,483	742	0.50%
Other borrowings	90,000	194	0.87%	90,003	206	0.91%	105,000	271	1.05%
Total interest-bearing liabilities	$808,833	$764	0.38%	$817,101	$820	0.40%	$708,483	$1,013	0.58%
Noninterest-Bearing Liabilities
Noninterest-bearing demand deposits	227,980			223,503			189,019
Other liabilities	17,640			16,726			16,203
Stockholders' equity	103,482			100,579			90,906
Total Liabilities and Stockholders' Equity	$1,157,935			$1,157,909			1,004,611
Net interest income and margin		$10,736	3.86%		$10,717	3.77%		$10,042	4.19%
Net interest spread			3.76%			3.66%			4.04%

Cost of total deposits			0.24%			0.26%			0.38%
Cost of funds			0.30%			0.31%			0.46%

ADDITIONAL FINANCIAL INFORMATION
(Dollars and shares in thousands except per share amounts)(Unaudited)

	Three Months Ended	Three Months Ended	Three Months Ended
PERFORMANCE MEASURES AND RATIOS	March 31, 2022	December 31, 2021	March 31, 2021
Return on average common equity	15.52%	11.42%	13.48%
Return on average assets	1.39%	0.99%	1.22%
Efficiency ratio	57.97%	65.23%	62.71%
Net interest margin	3.86%	3.77%	4.19%

	Three Months Ended	Three Months Ended	Three Months Ended
AVERAGE BALANCES	March 31, 2022	December 31, 2021	March 31, 2021
Average assets	$1,157,935	$1,157,909	$1,004,611
Average earning assets	1,127,251	1,126,473	972,945
Average total loans	894,539	888,519	875,766
Average deposits	946,813	950,601	792,502
Average common equity	103,482	100,579	90,906

EQUITY ANALYSIS	March 31, 2022	December 31, 2021	March 31, 2021
Total common equity	$104,828	$101,375	$91,791
Common stock outstanding	8,682	8,650	8,524

Book value per common share	$12.07	$11.72	$10.77

ASSET QUALITY	March 31, 2022	December 31, 2021	March 31, 2021
Nonaccrual loans, net	$536	$565	$1,825
Nonaccrual loans, net/total loans	0.06%	0.06%	0.21%
Other assets acquired through foreclosure, net	$2,389	$2,518	$2,572

Nonaccrual loans plus other assets acquired through foreclosure, net	$2,925	$3,083	$4,397
Nonaccrual loans plus other assets acquired through foreclosure, net/total assets	0.26%	0.27%	0.43%
Net loan (recoveries)/charge-offs in the quarter	$(427)	$(96)	$(212)
Net (recoveries)/charge-offs in the quarter/total loans	(0.05%)	(0.01%)	(0.02%)

Allowance for loan losses	$10,547	$10,404	$10,233
Plus: Reserve for undisbursed loan commitments	90	94	82
Total allowance for credit losses	$10,637	$10,498	$10,315
Allowance for loan losses/total loans held for investment	1.22%	1.20%	1.19%
Allowance for loan losses/total loans held for investment excluding PPP loans	1.23%	1.23%	1.34%
Allowance for loan losses/nonaccrual loans, net	1966.82%	1842.50%	560.71%

Community West Bank *
Community bank leverage ratio	N/A	N/A	8.97%
Tier 1 leverage ratio	8.88%	8.56%	8.97%
Tier 1 capital ratio	11.33%	11.02%	11.28%
Total capital ratio	12.50%	12.19%	12.53%

INTEREST SPREAD ANALYSIS	March 31, 2022	December 31, 2021	March 31, 2021
Yield on total loans	5.08%	5.03%	5.03%
Yield on investments	2.97%	2.78%	2.51%
Yield on interest earning deposits	0.21%	0.16%	0.22%
Yield on earning assets	4.14%	4.06%	4.61%

Cost of interest-bearing deposits	0.32%	0.34%	0.50%
Cost of total deposits	0.24%	0.26%	0.38%
Cost of borrowings	0.87%	0.91%	1.05%
Cost of interest-bearing liabilities	0.38%	0.40%	0.58%
Cost of funds	0.30%	0.31%	0.46%

* Capital ratios are preliminary until the Call Report is filed.

Contact:
Richard Pimentel, EVP & CFO
805.692.4410
www.communitywestbank.com